Exhibit 99.1

Computer Programs and Systems, Inc. Announces Fourth Quarter and Year-End Results; Company Increases Quarterly Dividend to $0.22 Per Share

     MOBILE, Ala.--(BUSINESS WIRE)--Feb. 1, 2005--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI):

     Highlights:

     --   Fourth quarter net income increased 24.8%;

     -- Cash collections of $83.9 million for the year on sales of $82.7 million;

     --   Signed 11 new system installation contracts;

     -- Average new system installation contract size increased 76% over last quarter; and

     --   Increased quarterly dividend to $0.22 per share.

     Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2004.
     The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.22 (twenty-two cents) per share, an increase from the quarterly dividend of $0.12 (twelve cents) per share paid in 2004. The dividend will be paid on February 25, 2005, to shareholders of record as of the close of business on February 11, 2005.
     David Dye, chief executive officer and president of CPSI, stated, "We are pleased to end the year with a strong quarter, especially because it is further confirmation of the increasing demand for our products and services. Community hospitals are motivated buyers of integrated clinical products, based in large part on the continued growth in physician acceptance of the electronic patient record. We are also pleased that our Board of Directors has elected to increase the quarterly dividend, demonstrating once again the Company's belief that the best use of free cash is to distribute it to our shareholders."
     Total revenues for the fourth quarter ended December 31, 2004, increased 11.9% to $24.3 million compared with total revenues of $21.7 million for the prior year period. Net income for the quarter ended December 31, 2004, increased 24.8% to $2.8 million, or $0.26 per diluted share, compared with $2.2 million, or $0.21 per diluted share, for the quarter ended December 31, 2003. Cash provided from operations for the fourth quarter was $3.1 million compared with $0.8 million for the same period last year.
     Total revenues for the year ended December 31, 2004, increased 1.7% to $82.7 million compared with total revenues of $81.3 million for the prior year period. Net income for the year ended December 31, 2004, decreased 10.2% to $7.1 million, or $0.67 per diluted share, compared with $7.9 million, or $0.75 per diluted share, for the same period in 2003. Cash provided from operations for the year ended December 31, 2004, was $11.1 million compared with $8.0 million for the same period last year.
     For the first quarter of 2005, the Company anticipates total revenues of $23.0 to $24.0 million and net income of approximately $2.4 to $2.7 million, or $0.23 to $0.25 per diluted share. CPSI's 12-month backlog as of December 31, 2004, was $70.8 million, consisting of $20.0 million in non-recurring system purchases and $50.8 million in recurring payments for support, outsourcing, ASP and ISP contracts.
     In closing, Mr. Dye added, "Contributing to our strong performance is the continued growth we are generating in our outsourcing services. In addition, non-recurring revenue is benefiting from the recent strength of our new customer contracts, as evidenced by the fourth quarter, in which we signed contracts with 11 new client hospitals averaging $900,000. 2004 was a year of consistent improvement, and we are excited about the opportunities we have in 2005."
     A listen-only simulcast and replay of CPSI's fourth quarter and year-end conference call will be available on-line at www.cpsinet.com and www.fulldisclosure.com on February 2, 2005, beginning at 9:00 a.m. Eastern Time.

     About Computer Programs and Systems, Inc.

     CPSI is a leading provider of healthcare information solutions for community hospitals with over 500 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 700 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.
     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                                  Three Months Ended     Year Ended
                                     December 31,       December 31,
                                   ----------------  ----------------
                                    2004      2003     2004     2003
                                   -------  -------  -------  --------

Sales revenues:
 System sales                      $11,407  $10,886  $35,252  $39,708
 Support and maintenance             9,992    9,100   38,010   34,567
 Outsourcing                         2,906    1,743    9,402    7,028
                                   -------  -------  -------  -------
   Total sales revenues             24,305   21,729   82,664   81,303

Cost of sales:
 System sales                        7,437    7,240   27,064   28,045
 Support and maintenance             4,478    4,162   16,916   16,100
 Outsourcing                         1,762    1,104    5,596    4,259
                                   -------  -------  -------  -------
   Total cost of sales              13,677   12,506   49,576   48,404
                                   -------  -------  -------  -------
   Gross profit                     10,628    9,223   33,088   32,899

Operating expenses:
 Sales and marketing                 1,921    1,610    6,055    6,126
 General and administrative          4,334    3,878   15,831   14,227
                                   -------  -------  -------  -------
   Total operating expenses          6,255    5,488   21,886   20,353
                                   -------  -------  -------  -------

   Operating income                  4,373    3,735   11,202   12,546
Interest income, net                    77       63      258      216
Other                                  115       61      243      121
                                   -------  -------  -------  -------
   Income before taxes               4,565    3,859   11,703   12,883
Provision for income taxes           1,792    1,637    4,639    5,017
                                   -------  -------  -------  -------
   Net income                       $2,773   $2,222   $7,064   $7,866
                                   =======  =======  =======  =======

Basic earnings per share             $0.26    $0.21    $0.67    $0.75
                                   =======  =======  =======  =======
Diluted earnings per share           $0.26    $0.21    $0.67    $0.75
                                   =======  =======  =======  =======

Weighted average
 shares outstanding:
  Basic                             10,490   10,488   10,490   10,488
  Diluted                           10,550   10,511   10,536   10,537


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)

                                                     Dec. 31, Dec. 31,
                                                       2004     2003
                                                     -------  -------

                                ASSETS

Current assets:
 Cash and cash equivalents                           $13,785   $9,473
 Accounts receivable, net of
  allowance for doubtful accounts
  of $1,636 and $904 respectively                     11,765   11,917
 Financing receivables, current portion                  974    1,113
 Inventory                                             1,475    1,102
 Deferred tax assets                                   1,397    1,039
 Prepaid expenses                                        438      364
 Prepaid income taxes                                    172      120
                                                     -------  -------
   Total current assets                               30,006   25,128

Financing receivables, long-term                         618      794
Property and equipment                                10,659    9,909
Accumulated depreciation                              (5,205)  (4,561)
                                                     -------  -------

   Total assets                                      $36,078  $31,270
                                                     =======  =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                       $970   $1,126
 Deferred revenue                                      2,602    1,634
 Accrued vacation                                      1,631    1,562
 Other accrued liabilities                             2,323    1,130
                                                     -------  -------
   Total current liabilities                           7,526    5,452

Deferred tax liabilities                                 718       66

Stockholders' equity:
 Common stock, par value $0.001 per share,
  30,000,000 shares authorized, 10,489,849
  shares issued and outstanding                           10       10
 Additional paid-in capital                           17,292   17,290
 Deferred compensation                                  (123)    (174)
 Retained earnings                                    10,655    8,626
                                                     -------  -------
   Total stockholders' equity                         27,834   25,752
                                                     -------  -------

   Total liabilities and stockholders' equity        $36,078  $31,270
                                                     =======  =======


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                    Other Supplemental Information
                            (In thousands)

The following table summarizes free cash flow for the Company:

                                                    Three
                                                    Months     Year
                                                    Ended      Ended
                                                   Dec. 31,   Dec. 31,
                                                     2004       2004
                                                   -------    -------

Net cash provided by operating activities           $3,090    $11,074
Purchases of property and equipment                   (664)    (1,727)
                                                   -------    -------

Free cash flow                                      $2,426     $9,347
                                                   =======    =======

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less capital expenditures. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the Company and its ability to generate cash.


     CONTACT: Computer Programs and Systems, Inc.
              M. Stephen Walker, 251-639-8100